Exhibit 8.1

[LETTERHEAD OF MORRISON & FOERSTER LLP]

July 20, 2012

HSBC USA Inc.

452 Fifth Avenue

New York, New York 10018

Ladies and Gentlemen:

We are rendering this opinion as special United States tax counsel to HSBC USA Inc. (the “Corporation”), a Maryland corporation, in connection with the Corporation’s shelf registration statement on Form S-3 (File No. 333-180289) (the “Registration Statement”). The Registration Statement was filed with the Securities and Exchange Commission (the “Commission”) on March 22, 2012 and registers an unspecified aggregate principal amount of the Corporation’s senior and subordinated unsecured debt securities (the “Notes”), which may be issued by the Corporation from time to time.

We have reviewed the discussion set forth under the heading “U.S. Federal Income Tax Considerations Relating to Debt Securities” in the prospectus dated March 22, 2012 (the “Prospectus”), which was prepared prior to the time that we were retained to act as your counsel in connection with the Registration Statement. Based upon current law, we confirm such discussion as our opinion with respect to the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes, subject to the qualifications and limitations set forth in such discussion. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

We consent to your filing a copy of this opinion as Exhibit 8.1 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof and applies only to the disclosure under the heading “U.S. Federal Income Tax Considerations Relating to Debt Securities” set forth in the Prospectus. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law after the date of this letter.

Very truly yours,

/s/ MORRISON & FOERSTER LLP